ICON FUNDS

                                AMENDMENT TO THE
                          INVESTMENT ADVISORY AGREEMENT


THIS AMENDMENT to the Investment Advisory Agreement ("Agreement") is made this 1st day of January, 2004 by and between Meridian Investment Management Corporation (the "Adviser"), a Colorado corporation and ICON Funds (the "Trust"), a Massachusetts business trust.

WHEREAS, the Trust and the Adviser entered into an Agreement on July 9, 2002, to have the Adviser provide certain advisory services to the Trust. The Trust and the Adviser hereby amend the Agreement as follows:

Effective January 1, 2004, the name Meridian Investment Management Corporation has been changed to ICON Advisers, Inc. All references to Meridian Investment Management Corporation in this Agreement shall be replaced with ICON Advisers, Inc.

All other terms of the Agreement shall remain in full force and effect.

This Amendment has been executed as of the date set forth above by a duly authorized officer of each party.

ICON FUNDS                                 ICON ADVISERS, INC.


By: /s/ Erik L. Jonson                     By: /s/ Andra C. Ozols

Name: Erik L. Jonson                       Name: Andra C. Ozols

Title: Vice President and CFO              Title: Vice President